Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Growth Capital Acquisition Corp. (formerly known as PinstripesNYS, Inc.) on Form S-1 pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated August 11, 2020, except for Note 7, as to which the date is January 11, 2021, which report includes an explanatory paragraph about the ability of Growth Capital Acquisition Corp. to continue as a going concern, with respect to our audits of the financial statements of Growth Capital Acquisition Corp. as of March 31, 2020 and 2019 and for each of the two years in the period ended March 31, 2020 appearing in the Registration Statement of Growth Capital Acquisition Corp. on Form S-1 [File No. 333-249133], including all amendments thereto.

/s/ Marcum llp

Marcum llp

New York, NY

January 29, 2021